Exhibit 99.1

INDEX TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

UNAUDITED CONDENSED FINANCIAL STATEMENTS:	Page

Independent Auditors' Review Report	2

Unaudited Balance Sheets as of September 30, 2024 and December 31, 2023	3

Unaudited Statements of Operations and Comprehensive Loss for the Three and Nine Months Ended September 30, 2024 and 2023	4

Unaudited Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit for the Three and Nine Months Ended September 30, 2024 and 2023	5

Unaudited Statements of Cash Flows for the Nine Months Ended September 30, 2024 and 2023	6

Notes to Unaudited Financial Statements	7

Independent Auditors’ Review Report

Board of Directors and Stockholders
OnKure, Inc.:

Results of Review of Condensed Interim Financial Information

We have reviewed the financial statements of OnKure, Inc. (the Company), which comprise the balance sheetas of September 30, 2024, and the related statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the three- and nine-month periods ended September 30, 2024 and 2023, and the related notes (collectively referred to as the interim financial information).

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying condensed interim financial information for it to be in accordance with U.S. generally accepted accounting principles.

Basis for Review Results

We conducted our reviews in accordance with auditing standards generally accepted in the United States of America (GAAS) applicable to reviews of interim financial information and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (PCAOB). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. A review of interim financial information is substantially less in scope than an audit conducted in accordance with GAAS and in accordance with the auditing standards of the PCAOB, the objective of which is an expression of an opinion regarding the financial information as a whole, and accordingly, we do not express such an opinion. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our reviews. We believe that the results of the review procedures provide a reasonable basis for our conclusion.

Responsibilities of Management for the Condensed Interim Financial Information

Management is responsible for the preparation and fair presentation of the interim financial information in accordance with U.S. generally accepted accounting principles and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of interim financial information that is free from material misstatement, whether due to fraud or error.

Report on Condensed Balance Sheet as of December 31, 2023

We have previously audited, in accordance with GAAS and in accordance with the auditing standards of the PCAOB, the balance sheet as of December 31, 2023, and the related statements of operations and comprehensive loss, changes in convertible preferred stock and stockholders’ deficit, and cash flows for the year then ended (not presented herein); and we expressed an unmodified audit opinion on those audited financial statements in our report dated May 13, 2024. In our opinion, the accompanying balance sheet of the Company as of December 31, 2023 is consistent, in all material respects, with the audited financial statements from which it has been derived.

/s/ KPMG LLP

Denver, Colorado
November 7, 2024

ONKURE, INC.

BALANCE SHEETS

(in thousands, except share and per share data)

	September 30,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,959	$29,876
Prepaid expenses and other current assets	3,998	3,890
Total current assets	11,957	33,766
Property and equipment, net	1,126	1,432
Operating lease right-of-use asset	367	478
Other assets	58	58
Total assets	$13,508	$35,734

LIABILITIES, CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8,191	$3,417
Accrued expenses	3,920	3,660
Operating lease liabilities, current portion	220	208
Convertible notes payable, net of debt issuance costs	5,986	—
Other current liabilities	116	—
Total current liabilities	18,433	7,285
Operating lease liabilities, net of current portion	300	466
Total liabilities	18,733	7,751
Commitments and contingencies
Convertible preferred stock, Series C, $0.0001 par value; 51,141,064 shares authorized; 47,243,806 shares issued or outstanding at September 30, 2024 and December 31, 2023; liquidation preference of $195,823 as of September 30, 2024 and December 31, 2023, respectively	129,825	129,825
Stockholders’ deficit:
Common stock, Class A, $0.0001 par value; 78,000,000 and 40,000,000 shares authorized; 13,401,523 and 13,296,584 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	1	1
Common stock, Class B, $0.0001 par value; 9,589,983 shares authorized; no shares issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Additional paid-in capital	2,231	208
Accumulated deficit	(137,282)	(102,051)
Total stockholders’ deficit	(135,050)	(101,842)
Total liabilities, convertible preferred stock, and stockholders’ deficit	$13,508	$35,734

The accompanying notes are an integral part of these financial statements.

ONKURE, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
	(in thousands, except share and per share amounts)
Operating expenses:
Research and development	$10,116	$8,253	$29,434	$23,290
General and administrative	1,396	1,403	6,253	3,752
Total operating expenses	11,512	9,656	35,687	27,042
Loss from operations	(11,512)	(9,656)	(35,687)	(27,042)
Other income and (expense):
Interest income	174	668	699	1,192
Interest and other expense	(218)	(6)	(243)	(6)
Total other income and (expense)	(44)	662	456	1,186
Net loss and comprehensive loss	$(11,556)	$(8,994)	$(35,231)	$(25,856)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.86)	$(0.68)	$(2.64)	$(2.22)
Weighted average shares outstanding:
Basic and diluted	13,398,233	13,257,550	13,359,203	11,622,314

The accompanying notes are an integral part of these financial statements.

ONKURE, INC

STATEMENTS OF CHANGES IN CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT

(in thousands, except share information)

(Unaudited)

					Additional		Total
	Convertible Preferred Stock		Common stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2023	47,243,806	$129,825	13,296,584	$1	$208	$(102,051)	$(101,842)
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	42,476	—	10	—	10
Share-based compensation expense	—	—	—	—	107	—	107
Net loss	—	—	—	—	—	(9,536)	(9,536)
Balance, March 31, 2024	47,243,806	129,825	13,339,060	1	325	(111,587)	(111,261)
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	47,898	—	10	—	10
Share-based compensation	—	—	—	—	1,813	—	1,813
Net loss	—	—	—	—	—	(14,139)	(14,139)
Balance, June 30, 2024	47,243,806	129,825	13,386,958	1	2,148	(125,726)	(123,577)
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	14,565	—	6	—	6
Share-based compensation	—	—	—	—	77	—	77
Net loss	—	—	—	—	—	(11,556)	(11,556)
Balance, September 30, 2024	47,243,806	$129,825	13,401,523	$1	$2,231	$(137,282)	$(135,050)

					Additional		Total
	Convertible Preferred Stock		Common stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance, December 31, 2022	25,822,452	64,389	7,745,744	$1	$2,655	$(57,074)	$(54,418)
Issuance of Series C Preferred Stock under a stock purchase agreement, net of issuance costs of $0.7 million	19,463,456	53,068	—	—	—	—	—
Issuance of Class A Common Stock and Series C Preferred Stock in exchange for Series A, A-1, and Series B Preferred Stock under a stock purchase agreement	1,957,898	12,376	5,402,428	—	(2,711)	(9,666)	(12,377)
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	96,666	—	41	—	41
Share-based compensation expense	—	—	—	—	15	—	15
Net loss	—	—	—	—	—	(8,679)	(8,679)
Balance, March 31, 2023	47,243,806	129,833	13,244,838	1	—	(75,419)	(75,418)
Issuance costs of Series C Preferred Stock	—	(8)	—	—	—	—	—
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	10,833	—	5	—	5
Share-based compensation	—	—	—	—	17	—	17
Net loss	—	—	—	—	—	(8,183)	(8,183)
Balance, June 30, 2023	47,243,806	129,825	13,255,671	1	22	(83,602)	(83,579)
Issuance of Class A Common Stock for cash upon the exercise of stock options	—	—	17,286	—	65	—	65
Share-based compensation	—	—	—	—	8	—	8
Net loss	—	—	—	—	—	(8,994)	(8,994)
Balance, September 30, 2023	47,243,806	$129,825	13,272,957	$1	$95	$(92,596)	$(92,500)

The accompanying notes are an integral part of these financial statements.

ONKURE, INC.

STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended
	September 30,
	2024	2023
	(in thousands)
Cash flows from operating activities:
Net loss	$(35,231)	$(25,856)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	1,997	97
Depreciation and amortization	343	304
Amortization of right-of-use asset - operating	111	131
Amortization of debt issuance costs	128	—
Change in operating assets and liabilities:
Prepaid and other assets	(108)	(2,199)
Accounts payable, accrued and other liabilities	5,151	154
Lease liabilities	(154)	(157)
Net cash used in operating activities	(27,763)	(27,526)
Cash flows from investing activities:
Purchases of property and equipment	(37)	(213)
Net cash used in investing activities	(37)	(213)
Cash flows from financing activities:
Proceeds from the sale of Series C Preferred Stock	—	53,783
Payment of issuance costs associated with the issuance of Series C Preferred Stock	—	(724)
Proceeds from issuance of convertible notes payable	6,000	—
Payment of issuance costs associated with the issuance of convertible notes payable	(142)	—
Proceeds from the issuance of common stock	25	56
Net cash provided by financing activities	5,883	53,115
Net increase (decrease) in cash and cash equivalents	(21,917)	25,376
Cash and cash equivalents, beginning of year	29,876	11,543
Cash and cash equivalents, end of period	$7,959	$36,919
Supplemental cash flow information:
Interest paid	$—	$—
Supplemental disclosure of noncash financing transactions:
Issuance of Series C Preferred Stock on conversion of prior Preferred Stock	$—	$23,313

The accompanying notes are an integral part of these financial statements.

ONKURE, INC.

NOTES TO FINANCIAL STATEMENTS

(Unaudited)

(1) DESCRIPTION OF BUSINESS

OnKure, Inc., a Delaware corporation (Legacy OnKure or the Company) is a clinical-stage biopharmaceutical company focused on the discovery and development of precision medicines that target biologically validated drivers of cancers that are underserved by available therapies. Using a structure- and computational chemistry-driven drug design platform, Legacy OnKure is committed to improving clinical outcomes for patients by building a robust pipeline of small molecule drugs designed to selectively target specific mutations thought to be key drivers of cancer.

On October 4, 2024 (the Closing Date), the Delaware corporation formerly known as “Reneo Pharmaceuticals, Inc.” (Reneo) completed its previously announced merger transaction pursuant to the terms of the Agreement and Plan of Merger, dated as of May 10, 2024 (the Merger Agreement), by and among Reneo, Radiate Merger Sub I, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Reneo (Merger Sub I), Radiate Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Reneo (Merger Sub II), and Legacy OnKure. See Note 12 for further discussion.

Liquidity and Capital Resources

The Company had recurring losses from operations, an accumulated deficit of $137.3 million and cash and cash equivalents of $8.0 million as of September 30, 2024. The Company’s ability to fund its ongoing operations is highly dependent upon raising additional capital through the issuance of equity securities, issuing debt or other financing vehicles.

As of December 31, 2023, the Company had determined that substantial doubt about the Company’s ability to continue as a going concern for a period of at least 12 months from the date of the issuance of those financial statements did exist. However, following the completion of the Merger, as described in more detail in Note 12, management believes the Combined Company’s (as defined in Note 12) cash, cash equivalents and short-term investments will be sufficient to fund the Combined Company’s current operating plan for at least the next 12 months from the date of issuance of these unaudited condensed financial statements and as such substantial doubt is alleviated as of September 30, 2024.

The Company’s ability to secure capital is dependent upon success in discovering and developing its drug candidates. The Company cannot provide assurance that additional capital will be available on acceptable terms, if at all. The issuance of additional equity or debt securities will likely result in substantial dilution to the Company’s stockholders. Should additional capital not be available to the Company in the near term, or not be available on acceptable terms, the Company may be unable to realize value from the Company’s assets or discharge liabilities in the normal course of business, which may, among other alternatives, cause the Company to delay, substantially reduce, or discontinue operational activities to conserve cash, which could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The financial statements do not reflect any adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern.

Failure to raise capital as and when needed, on favorable terms or at all, would have a negative impact on the Company’s financial condition and its ability to discover and develop its product candidates. Changing circumstances may cause the Company to consume capital significantly faster or slower than currently anticipated. If the Company is unable to acquire additional capital or resources, it will be required to modify its operational plans. The estimates included herein are based on assumptions that may prove to be wrong, and the Company could exhaust its available financial resources sooner than currently anticipated.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company has prepared the accompanying unaudited financial statements in accordance with U.S. generally accepted accounting principles (GAAP). The Company recommends that these unaudited financial statements be read in conjunction with the audited financial statements and the notes thereto included in the Company’s audited financial statements for the year ended December 31, 2023.

In the opinion of management, all adjustments, including normal recurring adjustments, considered necessary for a fair presentation of the financial statements, have been included in the accompanying unaudited financial statements. Interim results are not necessarily indicative of results that may be expected for any other interim period or for an entire year.

Summary of Significant Accounting Policies

The significant accounting policies used in the preparation of these financial statements for the period ended September 30, 2024 are consistent with those discussed in Note 3 to the financial statements in the Legacy OnKure’s audited financial statements for the year ended December 31, 2023 and 2022 included in the proxy statement/prospectus (the Proxy Statement/Prospectus) filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the Securities Act), with the SEC on August 26, 2024.

Use of Estimates

The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Although these estimates are based on the Company’s knowledge of current events and actions it may take in the future, actual results may ultimately differ from these estimates. The most significant estimates relate to external research and development expenses, and the fair value of stock options and restricted stock awards and units.

Fair Value of Financial Instruments

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. The Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 820, Fair Value Measurements and Disclosures (ASC 820), establishes a hierarchy of inputs used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are those that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of financial instruments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1 —Valuations are based on unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2 —Valuations are based on quoted prices for similar assets or liabilities in active markets, or quoted prices in markets that are not active for which significant inputs are observable, either directly or indirectly. The Company had no Level 2 valuations for the periods ended September 30, 2024, or year ended December 31, 2023, respectively.

Level 3 —Valuations are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. Inputs reflect management’s best estimate of what market participants would use in valuing the asset or liability at the measurement date. The Company had no Level 3 valuations for the periods ended September 30, 2024, or year ended December 31, 2023, respectively.

The carrying amounts of the Company’s financial assets and liabilities, such as cash, receivables, prepaid and other current assets, accounts payable, notes payable, and accrued expenses approximate their fair values because of the short maturity of these instruments.

New Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures to update reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses and information used to assess segment performance. This update is effective beginning with the Company’s 2024 fiscal year annual reporting period, with early adoption permitted. The Company is currently evaluating the impact that the adoption of this standard will have on its financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which requires enhanced income tax disclosures, including specific categories and disaggregation of information in the effective tax rate reconciliation, disaggregated information related to income taxes paid, income or loss from continuing operations before income tax expense or benefit, and income tax expense or benefit from continuing operations. The requirements of the ASU are effective for annual periods beginning after December 15, 2025 for emerging growth companies, with early adoption permitted. The Company is currently evaluating the impact of this pronouncement.

There were various accounting standards and interpretations issued recently, none of which are expected to have a material impact on the Company’s financial position, operations or cash flows. The Company is an emerging growth company, and as an emerging growth company, can adopt a new or revised standard at the time private companies adopt a new or revised standard.

(3) LEASES

The Company leases office and lab facilities in Boulder, Colorado under non-cancellable operating leases with rights to extend. Right-of-use assets and lease liabilities for operating leases as included in the Company’s financial statements are as follows (in thousands):

	September 30, 2024 (Unaudited)	December 31, 2023
Operating lease right-of-use assets	$367	$478
Current operating lease liabilities	220	208
Noncurrent operating lease liabilities	300	466
Total lease liabilities	$520	$674

Lease expense for operating leases as included in the Company’s financial statements are as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Operating lease cost	$44	$45	$131	$130
Variable lease expense	47	47	140	130
Short-term lease expense	—	—	—	—

Lease term, discount rates, and additional information for operating leases are as follows (in thousands):

	As of September 30,
	2024	2023
Weighted-average remaining lease term - operating leases (years)	2.25	3.25
Weighted-average discount rate - operating leases	4.5%	4.5%
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$154	$157

The aggregate maturities of the Company’s operating lease liabilities were as follows as of September 30, 2024 (in thousands):

Remaining in 2024	$59
2025	240
2026	247
Total future minimum lease payments	546
Less: imputed interest	(26)
Less: Current portion	(220)
Operating lease liability, net of current portion	$300

(4) SHARE-BASED COMPENSATION

The Company had share-based compensation plans which are described below:

2011 Equity Incentive Plan

In October 2011, the Company established an equity incentive plan (the 2011 Plan). The 2011 Plan provides for the grant of stock options and restricted stock awards (RSA) to employees, non-employee directors, advisors, and consultants. The aggregate number of shares of common stock that may be issued under the 2011 Plan will not exceed 1,266,000 shares. Shares are no longer available for issuance under the 2011 Plan, which was subsequently terminated in March 2023.

2021 Equity Incentive Plan

In February 2021, the Company established an equity incentive plan (the 2021 Plan). The 2021 Plan provides for the grant of stock options and RSA to employees, non-employee directors, advisors, and consultants. The aggregate number of shares of common stock that may be issued under the 2021 Plan will not exceed 9,838,497 shares. Upon the closing of the Merger, all shares available for issuance under the 2021 Plan were cancelled. See Note 12 for discussion of the new equity plans adopted as part of the Merger.

2023 RSU Equity Incentive Plan

In September 2023, the Company established an equity incentive plan (the 2023 Plan). The 2023 Plan provides for the grant of restricted stock units (RSU) to employees, directors, and consultants. The aggregate number of shares of common stock that may be issued under the 2023 Plan will not exceed 2,000,000 shares. Upon the closing of the Merger, all shares available for issuance under the 2023 Plan were cancelled. See Note 12 for discussion of the new equity plans adopted as part of the Merger.

Stock Options

Options granted under the Company’s equity incentive plans have an exercise price equal to or in excess of the market value of the common stock at the date of grant and expire no more than 10 years from the date of grant. Generally, options vest 25% on the first anniversary of the vesting commencement date and 75% ratably in equal monthly installments over the remaining 36 months. Stock options granted to non-employees generally vest quarterly over two to three years.

As of September 30, 2024, there were 698,688 options available for issuance under the 2021 Plan, of which the Company is restricted from granting stock awards for 361,600 shares of its common stock under certain conditions.

A summary of common stock option activity is as follows:

	Options Outstanding
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Options outstanding - December 31, 2023	7,197,551	$0.40	8.88	$16
Granted	854,795	0.33
Exercised	(104,939)	0.24
Expired	(20,324)	0.54
Forfeited	(11,414)	0.42
Options outstanding - September 30, 2024	7,915,669	$0.39	7.19	$2
Options exercisable - September 30, 2024	4,658,957	$0.41	6.13	$2
Options vested and expected to vest - September 30, 2024	7,726,169	$0.39	7.15	$2

As of September 30, 2024, the Company had unrecognized compensation cost for unvested stock options of $332,000, expected to be recognized over a weighted-average period of approximately 2.4 years.

From time to time, the Company grants performance-based stock options. As of September 30, 2024, the Company had granted 358,089 performance-based shares. The Company recognized $0 and $30,000 in performance-based compensation expense for the three and nine months ended September 30, 2024, respectively. No performance-based shares were outstanding as of September 30, 2024. No performance-based shares were granted and no performance-based expense was recognized for the three and nine months ended September 30, 2023. These performance-based stock options are not included in the table above.

Restricted Stock Awards and Restricted Stock Units

RSA typically vests 25% on the first anniversary of the issuance date and incrementally vest monthly for the three-year period thereafter. In the event of termination of services, all unvested shares are forfeited, and the Company has the option to purchase all outstanding vested shares at their fair market value.

RSU vests based on a service-based requirement and a liquidity event plus service requirement.

As of September 30, 2024, there were 527,040 restricted stock units available for issuance under the 2023 Plan. Upon the close of the Merger, all shares available for issuance under the 2023 Plan were cancelled. See Note 12 for discussion of the new equity plans adopted as part of the merger.

A summary of restricted stock awards and restricted stock units activity are as follows:

	Number of Shares	Weighted Average Grant Date Fair Value
Unvested balance as of December 31, 2023	1,481,122	$2.76
Granted	—	—
Vested (RSA)	(4,407)	0.12
Forfeited	(3,755)	2.76
RSUs outstanding - September 30, 2024	1,472,960	$2.76
Unvested balance as of September 30, 2024	950,841	$2.76
Vested outstanding (RSU) as of September 30, 2024	522,119	$2.76

As of September 30, 2024, the Company had unrecognized compensation cost for unvested RSU awards of $2.5 million, expected to be recognized over a weighted-average period of approximately 2.5 years.

Share-based compensation expense

The following table shows the allocation of share-based compensation expense related to the company’s share-based awards (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Research and development	$31	$26	$1,586	$53
General and administrative	46	38	411	44
Total	$77	$64	$1,997	$97

The Company recorded accelerated share-based compensation expenses related to modifications of RSUs under certain separation agreements of $40 thousand and $1.7 million during the three and nine months ended September 30, 2024, respectively.

(5) NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS PER SHARE

The Company computes basic loss per share by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share assumes the conversion, exercise or issuance of all potential common stock equivalents, unless the effect of inclusion would be anti-dilutive. For purposes of this calculation, common stock shares to be issued upon exercise of all outstanding stock options and restricted stock units were excluded from the diluted net loss per share calculation for the three and nine months ended September 30, 2024 and 2023 because such shares are anti-dilutive.

Outstanding anti-dilutive securities not included in the diluted net loss per share calculation include the following:

	September 30,
	2024	2023

Outstanding stock options	8,273,758	2,991,710
Unvested restricted stock units	1,472,960	8,813
	9,746,718	3,000,523

(6) PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following (in thousands):

	September 30, 2024 (Unaudited)	December 31, 2023
Prepaid clinical trials	$933	$3,192
Deferred transaction costs	2,255	—
Prepaid insurance	140	68
Prepaid other	670	630
Total prepaid expenses	$3,998	$3,890

(7) PROPERTY AND EQUIPMENT, NET

The following summarizes the components of property and equipment (in thousands):

	September 30, 2024 (Unaudited)	December 31, 2023
Lab equipment	$705	$706
Leasehold improvements	1,090	1,090
Computer hardware and software	176	141
Furniture and fixtures	160	160
Property and equipment, gross	2,131	2,097
Less: Accumulated depreciation and amortization	(1,005)	(665)
Property and equipment, net	$1,126	$1,432

Depreciation expense for the three and nine months ended September 30, 2024 was $114,000 and $343,000, respectively. Depreciation expense for the three and nine months ended September 30, 2023 was $107,000 and $304,000, respectively.

(8) ACCRUED EXPENSES

Accrued expenses consisted of the following (in thousands):

	September 30, 2024 (Unaudited)	December 31, 2023
Accrued contract manufacturing costs	$750	$1,627
Accrued compensation	2,086	1,663
Accrued legal	543	—
Accrued other	541	370
Total accrued expenses	$3,920	$3,660

(9) COMMITMENTS AND CONTINGENCIES

Indemnification

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs because of such indemnifications. The Company is not aware of any claims under indemnification arrangements, and it has not accrued any liabilities related to such obligations in its financial statements as of September 30, 2024.

(10) MERGER AND FINANCING

In May 2024, the Company entered into a definitive merger agreement with Reneo to combine the Company with Reneo in an all-stock transaction. The Combined Company will focus on advancing Legacy OnKure’s pipeline candidates. Upon completion of the Merger on October 4, 2024, the Combined Company operates under the name OnKure Therapeutics, Inc., and began trading on the Nasdaq Global Market (Nasdaq) under the ticker symbol “OKUR” effective October 7, 2024. See Note 12 for further discussion.

In connection with the transaction, Reneo has entered into a subscription agreement for a $65 million private investment in public equity (PIPE) financing which closed concurrently with the closing of the Merger, with a group of institutional investors.

Pre-Merger Reneo stockholders own approximately 32% of the Combined Company, and pre-Merger Company stockholders own approximately 68% of the Combined Company, upon the closing of the Merger, exclusive of the PIPE financing. The expected relative ownership percentages of pre-Merger Company stockholders and pre-Merger Reneo stockholders of the combined company are calculated using the treasury stock method, as described in the Merger Agreement, on a fully diluted basis prior to giving effect to the concurrent PIPE financing and excluding any shares reserved for future grants.

(11) CONVERTIBLE PROMISSORY NOTES

In June 2024, the Company entered into convertible promissory note agreements with certain of its existing investors for up to $12.0 million. At Closing, the Company received total proceeds of $6.0 million and may draw up to an additional $6.0 million in the event the Merger with Reneo had not closed by September 30, 2024, but no additional draw was made. The notes bear interest rates from 6% to 8% per annum. All unpaid principal and accrued interest are due in December 2025, unless earlier converted. In October 2024, the unpaid notes automatically converted into shares issued in the PIPE financing at the price per share paid by investors in the PIPE financing. See Note 12 for further discussion. No principal or interest was due until maturity. The Company incurred $0 and $142,000 of debt issuance costs related to the convertible promissory notes during the three and nine months ended September 30, 2024, respectively. Debt issuance costs are amortized as a component of interest expense over the term of the related debt using the straight-line method, which approximates the interest method. The Company recognized $127,000 and $128,000 in interest expense related to the amortization of the debt issuance costs for the three and nine months ended September 30, 2024, respectively. As of September 30, 2024, the Company had accrued interest of $116,000 related to the convertible promissory notes, which is included in Other current liabilities on the balance sheet.

(12) SUBSEQUENT EVENTS

Agreement and Plan of Merger and PIPE Financing

On May 10, 2024, the Company entered into the Merger Agreement, pursuant to which Legacy OnKure merged with and into Radiate Merger Sub I (the Merger) on October 4, 2024 (the Closing), Reneo changed its name to “OnKure Therapeutics, Inc.”, with Legacy OnKure continuing after the Merger as the surviving company and a wholly-owned subsidiary of OnKure Therapeutics, Inc. (together, the Combined Company). At the Closing, each outstanding share of Legacy OnKure capital stock was converted into the right to receive shares of Reneo Class A Common Stock or Class B Common Stock, as set forth in the Merger Agreement. Upon closing of the Merger, the Combined Company has continued to be listed on Nasdaq.

Under the exchange ratio formulas in the Merger Agreement, immediately following the Closing, (i) (a) each then-outstanding share of Legacy OnKure common stock was converted into the right to receive 0.023596 shares of common stock of Reneo based on the Common Exchange Ratio, which was reclassified as Class A Common Stock in connection with the Merger, and (b) each then-outstanding share of Legacy OnKure preferred stock was converted into the right to receive 0.144794 shares of Class A Common Stock based on the Preferred Exchange Ratio; provided that a holder of Legacy OnKure preferred stock chose to receive 686,527 shares that it would otherwise have received in the form of Class A Common Stock in an equal number of shares of Class B Common Stock, (ii) each then-outstanding option to purchase shares of Legacy OnKure common stock was assumed by the Combined Company and converted into an option to purchase Class A Common Stock based on the Common Exchange Ratio, subject to adjustments set forth in the Merger Agreement, and (iii) each then-outstanding RSU of Legacy OnKure corresponding to shares of Legacy OnKure preferred stock was assumed by the Combined Company and converted into RSUs of the Combined Company covering 213,254 shares of Class A Common Stock based on the Preferred Exchange Ratio, subject to adjustments set forth in the Merger Agreement. Each share of Reneo common stock, each option to purchase shares of Reneo common stock and each RSU award covering shares of Reneo common stock that was issued and outstanding as of immediately prior to the Closing remained issued and outstanding in accordance with its terms and such shares, options and RSUs, subject to the Reverse Stock Split, were reclassified as Class A Common Stock but were otherwise unaffected by the Merger; provided that, to the extent not previously vested, all such options and RSUs held by Reneo’s directors and executive officers vested at Closing.

Concurrently with the execution of the Merger Agreement, Reneo entered into the Subscription Agreement with the PIPE Investors, pursuant to which the PIPE Investors subscribed for and purchased an aggregate of 2,839,005 shares of Class A Common Stock at a price of approximately $22.895 per share for aggregate gross proceeds of approximately $65.0 million.

Upon the closing of the Merger, (i) an aggregate of 6,470,281 shares of Class A Common Stock and 686,527 shares of Class B Common Stock of the Combined Company were issued in exchange for the shares of Legacy OnKure capital stock outstanding as of immediately prior to the Closing and (ii) outstanding shares of Reneo common stock were reclassified into an aggregate of

3,343,525 shares of Class A Common Stock. Immediately after the Merger, there were approximately 12,652,811 shares of Class A Common Stock outstanding, 686,527 shares of Class B Common Stock outstanding, and 905,204 shares of Class A Common Stock subject to outstanding options and RSUs under the Combined Company’s equity incentive plans.

In addition, the Combined Company adopted the 2024 Equity Incentive Plan (the 2024 Plan) and 2024 Employee Stock Purchase Plan (the 2024 ESPP Plan). Under the 2024 Plan a total of 2,480,000 shares of Class A Common Stock were initially reserved for issuance. In addition, shares reserved for issuance under the 2024 Plan will include shares of Class A Common Stock equity awards granted under the Reneo 2021 Plan and any shares of Class A Common Stock equity awards that were assumed in the Merger. Under the 2024 ESPP Plan, an aggregate of 137,500 shares of Class A Common Stock are currently reserved and available for issuance. On October 4, 2024, the Combined Company granted to certain officers, directors, employees, consultants, and advisors, options to purchase an aggregate of 1,733,150 shares of Class A Common Stock with an exercise price of $18.20 per share under the 2024 Plan.

As of the open of trading on October 7, 2024, the Class A Common Stock of the Combined Company began trading on the Nasdaq under the symbol “OKUR.”